UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported): July 14, 2008

AZZURRA HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-25356	59-1834763
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6080 CENTRE DRIVE, SUITE 600, LOS ANGELES, CALIFORNIA	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (310) 242-5698

(Former Name or Former Address, if Changed Since Last Report)

Item 4.01 Changes in Registrant’s Certifying Accountant.

On July 14, 2008, Aidman, Piser & Company, P.A. (“Aidman Piser”) resigned as the Company’s independent registered public accounting firm.  Aidman Piser recently entered into an agreement with Cherry, Bekaert & Holland, L.L.P. (“Cherry Bekaert”), pursuant to which Aidman Piser merged its operations into Cherry Bekaert and certain of the professional staff and shareholders of Aidman Piser joined Cherry Bekaert either as employees or partners of Cherry Bekaert and will continue to practice as members of Cherry Bekaert.  Concurrent with the resignation of Aidman Piser, the Company, through and with the approval of its Audit Committee, engaged Cherry Bekaert as its independent registered public accounting firm.

Prior to engaging Cherry Bekaert, the Company did not consult with Cherry Bekaert regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Cherry Bekaert on the Company’s financial statements, and Cherry Bekaert did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.  The reports of Aidman Piser regarding the Company’s financial statements for the fiscal years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that substantial doubt was raised as to the Company’s ability to continue as a going concern. During the years ended December 31, 2006 and 2005,  and during the period from December 31, 2006 through July 14, 2008, the date of resignation, there were no disagreements with Aidman Piser on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Aidman Piser would have caused it to make reference to such disagreement in its reports.

The Company provided Aidman Piser with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission and requested that Aidman Piser furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether is agrees with above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated July 14, 2008, is filed as Exhibit 16.1 (which is incorporated by reference herein) to this Current Report on Form 8-K.

Item 9.01

(d) Exhibits

Exhibit Number	Description of Document
16.1	Letter from Aidman Piser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZURRA HOLDING CORPORATION.

By:           /s/ Daniel W. Rumsey

Daniel W. Rumsey

President and Chief Executive Officer

Date: July 14, 2008

INDEX OF EXHIBITS

Exhibit Number	Description of Document
16.1	Letter from Aidman Piser.